Exhibit 5.11

DuMoulin Black LLP 15th Floor, 1111 West Hastings Vancouver, BC, V6E 2J3 Canada www.dumoulinblack.com Telephone No. (604) 687-1224

VIA SEDAR+

January 17, 2025

Seabridge Gold Inc.

British Columbia Securities Commission
Ontario Securities Commission

Alberta Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan
Manitoba Securities Commission

Nova Scotia Securities Commission

The Office of the Yukon Superintendent of Securities
Toronto Stock Exchange

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re:	Seabridge Gold Inc. (the “Company”) Consent of Expert

Reference is made to the Company’s Short Form Base Shelf Prospectus (Final) dated January 17, 2025 and all documents incorporated by reference therein (collectively, the “Prospectus”) and the Company’s Registration Statement on Form F-10/A (the “Registration Statement”).

We hereby consent to: (i) being named in the Prospectus and the Registration Statement; and (ii) the Company’s use and reference in the Prospectus and the Registration Statement to our opinions relating to the disclosure in the Prospectus and the Registration Statement (the “Opinions”).

We confirm that we have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained in them that are: (i) derived from the Opinions; or (ii) within our knowledge as a result of the services performed by us in connection with the Opinions.

Yours truly,

“DuMOULIN BLACK LLP”